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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            STERLING CHEMICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                DELAWARE                               76-0502785
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

    1200 SMITH STREET, SUITE 1900
             HOUSTON, TEXAS                                   77002-4312
(Address of principal executive offices)                      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None

Title of each class                        Name of each exchange on which
to be so registered                        each class is to be registered
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
None                                       None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. | |

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $0.01 per share
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                                (Title of Class)

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         A confirmation order was entered by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on November 21, 2002 in connection with the reorganization proceeding of Sterling Chemicals, Inc., a Delaware corporation ("Sterling Chemicals"), and Sterling Chemicals Holdings, Inc., a Delaware corporation ("Sterling Holdings"). This order confirmed the Joint Plan of Reorganization of Sterling Holdings, et. al., dated October 14, 2002 (the "Plan of Reorganization"). On December 6, 2002, as an initial step implementing the Plan of Reorganization, Sterling Holdings merged with and into Sterling Chemicals (the "Merger"), with Sterling Chemicals remaining as the surviving corporation. In connection with the consummation of the Merger, all of the shares of capital stock of Sterling Holdings and Sterling Chemicals outstanding immediately prior to the Merger were deemed cancelled and extinguished, and Sterling Chemicals issued 65,000 shares of Sterling Chemicals common stock, par value $0.01 per share ("New Sterling Chemicals Common Stock"), for distribution to the holders of certain allowed claims. Additional shares of New Sterling Chemicals Common Stock will be issued on the effective date of the Plan of Reorganization (the "Effective Date"), which is the date of this Form 8-A, for distribution to holders of certain other allowed claims.

         The following summary descriptions of the New Sterling Chemicals Common Stock, the Sterling Chemicals preferred stock, par value $0.01 per share (the "Preferred Stock"), including the series designated "Series A Convertible Preferred Stock", and the provisions of the Amended and Restated Certificate of Incorporation of Sterling Chemicals, as amended by the Certificate of Designations referred to below (the "Charter") and the Restated Bylaws of Sterling Chemicals (the "Bylaws") are qualified in their entirety by reference to the Charter and the Bylaws filed herewith as Exhibits 1 and 2, respectively, the General Corporation Law of the State of Delaware (the "DGCL"), and the U.S. Bankruptcy Code of 1978, as amended (the "Bankruptcy Code").

COMMON STOCK

         As of the date of this Registration Statement, Sterling Chemicals is authorized to issue 10,000,000 shares of New Sterling Chemicals Common Stock, of which 2,825,000 shares will be issued and outstanding on the Effective Date.

         All shares of New Sterling Chemicals Common Stock are identical and entitle the holders thereof to the same rights and privileges. Each share of New Sterling Chemicals Common Stock entitles the holder thereof to one vote on each matter for which stockholders are entitled to vote, subject to any right conferred upon holders of Sterling Chemicals Series A convertible preferred stock, par value $0.01 per share ("Convertible Preferred Stock"), or any other Preferred Stock subsequently designated, to vote together with holders of New Sterling Chemicals Common Stock on any matter submitted to a vote of stockholders, or in respect of which written consents in lieu of a meeting are solicited. The holders of a majority of the voting power of the outstanding shares of Sterling Chemicals entitled to vote generally in the election of directors, present in person or by proxy, will constitute a quorum at any meeting of stockholders, except as provided by applicable law, the Bylaws or the Charter. Holders of New Sterling Chemicals Common Stock do not have cumulative voting rights; thus, directors will be elected by a plurality of the votes cast at the annual meeting of stockholders, subject to the designation of one director (and his successor in the event of death, resignation or removal of the initial director) by the official committee of unsecured creditors of Sterling Chemicals (the "Creditor's Committee") and the designation of one director by the holders (the "Note Holders") of the Sterling Chemicals 10% Senior Secured Notes ("10% Senior Notes") due five years after the Effective Date. The directorships designated by the Creditor's Committee and the Note Holders will expire at the first annual meeting of stockholders following the date two years after the Effective Date and when no further obligations under the 10% Senior Notes are outstanding, respectively. On all matters other than the election of directors, the matter shall be decided by a majority of the votes cast, except for any alteration, amendment or repeal of the Bylaws, which requires the affirmative vote of the holders of a majority of the voting power of all outstanding voting securities, voting as a single class.

         The holders of New Sterling Chemicals Common Stock are entitled to receive dividends as may be declared by the Board, subject to any prior rights or preferences of holders of Preferred Stock, including the Convertible Preferred Stock. Subject to any prior rights of outstanding Preferred Stock, including the Convertible Preferred Stock, the holders of the New Sterling Chemicals Common Stock are entitled to receive pro rata all of Sterling Chemicals' assets available for distribution to stockholders in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of Sterling Chemicals. The New Sterling


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Chemicals Common Stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the New Sterling Chemicals Common Stock. All outstanding shares of New Sterling Chemicals Common Stock are validly issued, fully paid and non-assessable.

        As a result of Sterling Chemicals' reorganization proceedings under the Bankruptcy Code, Sterling Chemicals, pursuant to Section 1123(a)(6) of the Bankruptcy Code, is prohibited from issuing any non-voting equity securities (other than any warrants or options to purchase capital stock of Sterling Chemicals) only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to Sterling Chemicals. This restriction on the issuance of non-voting equity securities is included in the Charter.

PREFERRED STOCK

         THE COMPANY IS NOT CURRENTLY REGISTERING ANY SHARES OF ITS PREFERRED STOCK UNDER SECTION 12(b) OR (g) OF THE EXCHANGE ACT PURSUANT TO THIS REGISTRATION STATEMENT. THE BELOW REFERENCED DISCUSSION OF STERLING CHEMICALS' PREFERRED STOCK AND CONVERTIBLE PREFERRED STOCK IS PROVIDED ONLY FOR THE PURPOSES OF DESCRIBING THE RIGHTS, AND LIMITATIONS OF RIGHTS, OF THE NEW STERLING CHEMICALS COMMON STOCK.

         As of the date of this Registration Statement, Sterling Chemicals is authorized to issue 125,000 shares of Preferred Stock, of which 25,000 shares have been designated the Convertible Preferred Stock (as summarized below), and 2,175 shares of such Convertible Preferred Stock will be issued and outstanding on the Effective Date. Pursuant to the Charter, Sterling Chemicals' board of directors (the "Board") may authorize from time to time the issuance of Preferred Stock in one or more series. In connection with the creation of a series of Preferred Stock, the Board is authorized, subject to the limitations provided by the DGCL, to establish for each series of Preferred Stock, among other things, the designation of the series, the number of shares to constitute the series, voting rights, preferences, redemption rights and prices, dividend rights and preferences, liquidation, dissolution and winding-up preferences, terms of conversion or exchangeability and such other rights, powers and preferences with respect to the series as the Board may deem advisable, without further vote or action by the holders of New Sterling Chemicals Common Stock. The creation of a series of Preferred Stock with superior rights, powers and preferences could adversely affect the voting power or other rights of the holders of New Sterling Chemicals Common Stock. Sterling Chemicals does not have present plans to issue any shares of Preferred Stock or designate any series of Preferred Stock other than the Convertible Preferred Stock discussed below.

         The Board's authority to issue Preferred Stock could have the effect of making it more difficult for a person or group to gain control of Sterling Chemicals by means of a merger, tender offer, proxy contest or otherwise.

CONVERTIBLE PREFERRED STOCK

         Pursuant to a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the "Certificate of Designations") filed with the Secretary of State of the State of Delaware on the Effective Date, Sterling Chemicals has authorized the creation and issuance of 25,000 shares of Convertible Preferred Stock, and on the Effective Date will have issued 2,175 shares of Convertible Preferred Stock. The following summary description of the Convertible Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, which is filed herewith as
Exhibit 4.

         Dividends at the rate of 4% per quarter of the liquidation amount of the Convertible Preferred Stock (which liquidation amount is, subject to adjustment, $13,793.11 per share) are payable in kind on a quarterly basis (unless the declaration or payment of such dividend is prohibited by law) to holders of Convertible Preferred Stock. Dividends will be paid through the issuance of additional shares of Convertible Preferred Stock of equal tenor having an aggregate liquidation amount equal to the amount of the dividend then payable.

         Each share of Convertible Preferred Stock will be convertible at any time into a number of shares of New Sterling Chemical Common Stock equal to 1,000 divided by the conversion factor in effect at the close of business on the date of conversion. The initial conversion factor will be 1.0, subject to adjustment from time to time upon (i) an increase in the number of shares of New Sterling Chemical Common Stock outstanding due to a stock dividend or subdivision or split-up of shares other than upon a capital reorganization, reclassification, consolidation or merger


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to which clause (iii) below applies, (ii) a decrease in the number of shares of
New Sterling Chemicals Common Stock outstanding due to a combination or reverse stock split, other than upon a capital reorganization, reclassification, consolidation or merger to which clause (iii) below applies, (iii) a capital reorganization of Sterling Chemicals, a reclassification of the stock of Sterling Chemicals (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination or reverse split of shares), or any consolidation or merger of Sterling Chemicals with or into another corporation (where Sterling Chemicals is not the surviving corporation or where there is a change in or distribution with respect to the New Sterling Chemicals Common Stock), and (iv) a Special Dividend, other than a dividend or distribution upon a capital reorganization, reclassification, consolidation or merger to which clause (iii) above applies. A "Special Dividend" is any payment by Sterling Chemicals to all holders of New Sterling Chemicals Common Stock of any dividend, or any other distribution by Sterling Chemicals to such holders, of any shares of capital stock of Sterling Chemicals, evidences of indebtedness of Sterling Chemicals, cash or other assets (including rights, warrants, convertible securities or other securities (of Sterling Chemicals or any other person)), other than any dividend or distribution (i) upon any capital reorganization of Sterling Chemicals, any reclassification of the stock of Sterling Chemicals (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend, or subdivision, split-up or combination or reverse split of shares), or any consolidation or merger of Sterling Chemicals with or into another corporation (where Sterling Chemicals is not the surviving corporation or where there is a change in or distribution with respect to the New Sterling Chemicals Common Stock), (ii) on the outstanding shares of New Sterling Chemicals Common Stock payable in shares of New Sterling Chemicals Common Stock or by a subdivision or split-up of shares of New Sterling Chemicals Common Stock other than, in any case, upon any capital reorganization, reclassification, consolidation or merger described in clause
(i) of this sentence, (iii) pursuant to the Plan of Reorganization or (iv) which is paid in cash out of the retained earnings of Sterling Chemicals for the current or previous fiscal year. The Certificate of Designations provides that the number of shares of New Sterling Chemicals Common Stock issuable upon conversion of any shares of Convertible Preferred Stock will not be adjusted upon the occurrence of any of the foregoing events unless such adjustment would require an increase or decrease of at least one percent in the number of shares of New Sterling Chemicals Common Stock issuable upon conversion of such shares of Convertible Preferred Stock. Sterling Chemicals is required to provide notice of any adjustment to each holder of Convertible Preferred Stock.

           The holder of each share of Convertible Preferred Stock will have the right to one vote for each share of New Sterling Chemicals Common Stock into which such share of Convertible Preferred Stock could then be converted, and with respect to such vote, such holder will have full voting rights and powers equal to the voting rights and powers of the holders of New Sterling Chemicals Common Stock, except shares of New Sterling Chemicals Common Stock shall have the right to vote as a separate class on any amendment to the Charter which adversely alters or changes the powers, preferences or special rights of the shares of New Sterling Chemicals Common Stock. The Convertible Preferred Stock will vote together with the New Sterling Chemicals Common Stock as a single class on any matters presented to a vote of stockholders.

         For so long as Resurgence Asset Management, L.L.C. ("RAM"), any of its affiliates or any fund or account managed by RAM or any of its affiliates (collectively, the "Qualifying Holders") beneficially own 10% of the total number of shares of New Sterling Chemicals Common Stock on a fully-diluted basis and at least one share of Convertible Preferred Stock, the registered holders of the shares of Convertible Preferred Stock, voting as a class, will have the right to elect the following number of directors: (i) a majority of the total number of directors (not including the directors designated by the Creditor's Committee or the Note Holders) for so long as the Qualifying Holders beneficially own any combination of New Sterling Chemicals Common Stock and Convertible Preferred Stock representing an aggregate of at least 35% of the total number of shares of New Sterling Chemicals Common Stock issued and outstanding on a fully-diluted basis; (ii) 35% of the directors, rounded up to the nearest whole number (not including the directors designated by the Creditor's Committee or the Note Holders) for so long as the Qualifying Holders beneficially own any combination of New Sterling Chemicals Common Stock and Convertible Preferred Stock representing an aggregate of at least 25% but less than 35% of the total number of shares of New Sterling Chemicals Common Stock issued and outstanding on a fully-diluted basis; (iii) 25% of the directors, rounded up to the nearest whole number (not including the directors designated by the Creditor's Committee or the Note Holders) for so long as the Qualifying Holders beneficially own any combination of New Sterling Chemicals Common Stock and Convertible Preferred Stock representing an aggregate of at least 15% but less than 25% of the total number of shares of New Sterling Chemicals Common Stock issued and outstanding on a fully-diluted basis; and (iv) 15% of the directors, rounded up to the nearest whole number (not including the directors designated by the Creditor's Committee or the Note Holders) for so long as the Qualifying Holders beneficially own any combination of New Sterling Chemicals Common Stock and Convertible Preferred Stock representing an aggregate of at least


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10% but less than 15% of the total number of shares of New Sterling Chemicals
Common Stock issued and outstanding on a fully-diluted basis. The aforementioned voting rights of holders of shares of Convertible Preferred Stock shall cease to exist on the first date, if any, after the Effective Date on which the Qualifying Holders cease to beneficially own any combination of New Sterling Chemicals Common Stock and Convertible Preferred Stock representing at least 10% of the shares of New Sterling Chemicals Common Stock issued and outstanding on a fully-diluted basis. Prior to the voting right termination date (as defined in the Certificate of Designations attached hereto), the directors elected by the holders of shares of Convertible Preferred Stock may only be removed or replaced by a vote of the majority of the Convertible Preferred Stock then outstanding or removed for cause by the vote of a majority of the directors then in office (excluding directors so sought to be removed).

         Any holder of outstanding Convertible Preferred Stock (as exercised pursuant to the following paragraph) may require Sterling Chemicals, in connection with any change of control (as defined in the Certificate of Designations), to redeem all or any portion of the shares of Convertible Preferred Stock held by such holder, at a redemption price equal to the greater of (i) either (x) if such change of control is a merger or consolidation the fair market value (at the time of the consummation of such merger or consolidation), as determined by an independent financial expert (as defined in the Certificate of Designations), of the securities or other property receivable upon such merger or consolidation in respect of the shares of New Sterling Chemicals Common Stock into which the shares of Convertible Preferred Stock to be redeemed are convertible immediately prior to consummation of such change of control or (y) otherwise, the current market value (as defined in the Certificate of Designations) of the New Sterling Chemicals Common Stock into which the shares of Convertible Preferred Stock to be redeemed are convertible immediately prior to the consummation of the change of control plus the accrued and unpaid dividends thereon and (ii) the aggregate liquidation value (as defined in the Certificate of Designations) of the shares of Convertible Preferred Stock to be redeemed plus the accrued and unpaid dividends thereon. Notwithstanding the foregoing, Sterling Chemicals shall not redeem any shares of Convertible Preferred Stock nor shall any holder of Convertible Preferred Stock have the right to cause any redemption prior to the payment in full of the change of control payment due to holders of Sterling Chemicals' senior secured notes due 2007 (the "2007 Senior Notes") and consummation of the purchase of the 2007 Senior Notes by Sterling Chemicals validly tendered therefor, if any, pursuant to the Indenture, dated as of the Effective Date, between Sterling Chemicals and National City Bank, as trustee, relating to the 2007 Senior Notes. Sterling Chemicals will give written notice of any change of control, stating the substance and intended date of consummation thereof, not more than 60 business days nor less than 20 business days prior to the date of consummation thereof, to each holder of Convertible Preferred Stock. Holders of Convertible Preferred Stock shall have 15 business days from the date of the receipt of such notice to demand (by written notice mailed to Sterling Chemicals) redemption of all or any portion of the shares of Convertible Preferred Stock held by such holder.

         In addition to the aforementioned redemption rights of holders of shares of Convertible Preferred Stock, subject to certain conditions, Sterling Chemicals shall have the right to redeem all, but not less than all, of the shares of Convertible Preferred Stock (except, prior to the voting right termination date (as defined in the Certificate of Designations), Sterling Chemicals may redeem all but a single share of Convertible Preferred Stock) at any time on or after the third anniversary of the Effective Date. Any redemption by Sterling Chemicals shall occur upon not more than 60 days nor less than 30 days' notice (which notice is irrevocable unless certain conditions are not satisfied) at a price per share of Convertible Preferred Stock in cash equal to the redemption price (as defined in the Certificate of Designations) on the date fixed for redemption in such notice (the "Redemption Date"). The giving of a redemption notice by Sterling Chemicals will not affect the right of any holder of shares of Convertible Preferred Stock to convert such shares pursuant to the terms of the previous paragraph prior to the Redemption Date. If Sterling Chemicals redeems all but a single share of Convertible Preferred Stock prior to the voting right termination date, it must redeem the remaining share no later than 30 days after the voting right termination date in cash at 150% of the redemption price per share previously paid for the other shares of Convertible Preferred Stock plus accrued and unpaid dividends on the share to the Redemption Date. However, the holder of the single share of Convertible Preferred Stock may, prior to the date set for redemption, convert the share in accordance with the conversion provisions set forth above. Sterling Chemicals must provide notice of any redemption of shares of Convertible Preferred Stock discussed in this paragraph not less than 30 days nor more than 60 days prior to the Redemption Date by first-class mail to each holder of record of the shares at the address for the holder shown on Sterling Chemicals' records. Upon providing the requisite notice, Sterling Chemicals becomes obligated to redeem at the time of redemption stated therein all shares of Convertible Preferred Stock (except, prior to the voting right termination date, for a single share of Convertible Preferred Stock) unless certain conditions are not satisfied.


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         An amendment to the Certificate of Designations or the Charter that would alter or change in any manner the terms, powers, preferences or special rights of the shares of Convertible Preferred Stock or grant waivers thereof, or otherwise adversely affect the rights of the holders of the Convertible Preferred Stock will require the affirmative vote of the holders of a majority of the shares of Convertible Preferred Stock then outstanding, voting as a class, in person or by proxy, at a special meeting of the holders of the Convertible Preferred Stock called for the purpose, or pursuant to a written consent of the holders of a majority of the shares of Convertible Preferred Stock.

WARRANTS

         THE COMPANY IS NOT CURRENTLY REGISTERING ANY OF ITS WARRANTS UNDER
SECTION 12(B) OR (G) OF THE EXCHANGE ACT PURSUANT TO THIS REGISTRATION STATEMENT. THE BELOW REFERENCED DISCUSSION OF STERLING CHEMICALS' WARRANTS IS PROVIDED ONLY FOR THE PURPOSES OF DESCRIBING THE RIGHTS, AND LIMITATIONS OF RIGHTS, OF THE NEW STERLING CHEMICALS COMMON STOCK.

         In connection with the Plan of Reorganization, Sterling Chemicals will enter into a Warrant Agreement (the "Warrant Agreement") with Wells Fargo Bank Minnesota, N.A., as warrant agent (the "Warrant Agent"). The following summary descriptions of the warrants and the Warrant Agreement are qualified in their entirety by reference to the Warrant Agreement, which is filed herewith as
Exhibit 5.

         On the Effective Date, Sterling Chemicals will issue warrants (each, a "Warrant") to purchase shares of New Sterling Chemicals Common Stock at an initial exercise price (the "Exercise Price") of $52.00 per share, subject to adjustment as described below, for distribution to holders of certain other allowed claims. The number of warrants issued will, as of the Effective Date, entitle the holders thereof to purchase in the aggregate 15% of the outstanding number of shares of New Sterling Chemicals Common Stock, on a fully-diluted basis as of the Effective Date (assuming the conversion of all the Convertible Preferred Stock into New Sterling Chemicals Common Stock and the issuance of all shares available for issuance under the Sterling Chemicals, Inc. 2002 Stock Plan and upon exercise of the warrants). Each warrant will initially represent the right to purchase one share of New Sterling Chemicals Common Stock, subject to adjustment as described below. The warrants may be exercised on any business day after its issue date and will expire at 5:00 p.m., New York City time, six years after the Effective Date.

         The number of shares of New Sterling Chemicals Common Stock issuable upon exercise of each warrant shall be subject to adjustment from time to time upon (i) an increase in the number of shares of New Sterling Chemicals Common Stock outstanding due to a stock dividend or distribution or by a subdivision or split-up of shares, other than upon a capital reorganization, reclassification, consolidation or merger to which clause (iii) below applies, (ii) a decrease in the number of shares of New Sterling Chemicals Common Stock outstanding due to a combination or reverse stock split, other than upon a capital reorganization, reclassification, consolidation or merger to which clause (iii) below applies,
(iii) a capital reorganization of Sterling Chemicals, a reclassification of the stock of Sterling Chemicals (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination or reverse split of shares), or any consolidation or merger of Sterling Chemicals with or into another corporation (where Sterling Chemicals is not the surviving corporation or where there is a change in or distribution with respect to the New Sterling Chemicals Common Stock), and (iv) a Special Dividend (as defined above), other than a permitted dividend or a dividend or distribution upon a capital reorganization, reclassification, consolidation or merger to which clause (iii) above applies. The Warrant Agreement provides that the number of shares of New Sterling Chemicals Common Stock purchasable upon the exercise of any warrant will not be adjusted upon the occurrence of any of the foregoing events unless such adjustment would require an increase or decrease of at least one percent in the number of shares of New Sterling Chemicals Common Stock purchasable upon the exercise of such warrant. Whenever the number of shares of New Sterling Chemicals Common Stock into which a warrant is exercisable is adjusted as set forth above (other than upon a capital reorganization, reclassification, consolidation or merger), the Exercise Price of the warrant shall simultaneously be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of New Sterling Chemicals Common Stock into which such warrant was exercisable prior to adjustment, and the denominator of which shall be the number of shares of New Sterling Chemicals Common Stock into which such warrant was exercisable immediately thereafter. Sterling Chemicals is required to provide notice of any adjustment to each warrant holder.

         Prior to the exercise of any warrant, a warrant holder will not be deemed to be a stockholder and will not enjoy any of the associated rights of a stockholder including, without limitation, the right to vote, receive dividends or other distributions, exercise any preemptive right or receive any notice of meetings of stockholders.


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         The Warrant Agent may, without the consent of the warrant holders, enter into one or more supplemental agreements or amendments with Sterling Chemicals for the purpose of (i) evidencing the rights of the warrant holders upon consolidation, merger, sale, transfer, reclassification, liquidation or dissolution, (ii) making any changes or corrections to the Warrant Agreement that are required to cure any ambiguity, to correct or supplement any provision contained therein that may be defective or inconsistent with any other provision therein or any clerical omission or mistake or manifest error contained therein,
(iii) making such other provisions in regard to matters or questions arising under the Warrant Agreement that do not adversely affect the interest of any warrant holder in any material respect or be inconsistent with the Warrant Agreement or any supplemental agreement or amendment or (iv) adding further covenants and agreements of Sterling Chemicals to the Warrant Agreement or surrendering any rights or power reserved to or conferred upon Sterling Chemicals therein. Any supplement or amendment to the Warrant Agreement that has or may have an adverse effect on the interests of warrant holders requires as a condition to its effectiveness, the consent of a majority in number of the outstanding warrants. Notwithstanding the foregoing, any amendment or supplement which: (i) alters the provisions of the Warrant Agreement so as to adversely affect in any material respect the terms upon which warrants are exercisable;
(ii) decrease the number of underlying securities (other than pursuant to adjustments as discussed above); or (iii) amend the provisions of the Warrant Agreement governing amendments, requires the consent of the holder of the warrant affected thereby. Any amendment or supplement that changes the rights and duties of the Warrant Agent under the Warrant Agreement shall be effective only upon the written consent of the Warrant Agent.

2002 STOCK PLAN

         In connection with the Plan of Reorganization, Sterling Chemicals will establish and implement the Sterling Chemicals, Inc. 2002 Stock Plan (the "Stock Plan"). The following summary description of the Stock Plan and the awards granted under the Stock Plan is qualified in its entirety by reference to the Stock Plan, which is filed herewith as Exhibit 6.

         The Stock Plan is intended to provide incentives to attract, retain and motivate officers and key employees of, and consultants to, Sterling Chemicals (collectively, the "Participants", and each a "Participant") and its subsidiaries and affiliates by providing them opportunities to acquire shares of New Sterling Chemicals Common Stock or receive monetary payments based on the value of such shares. Under the Stock Plan, Sterling Chemicals may grant awards to Participants consisting of any one or a combination of (i) stock options,
(ii) stock appreciation rights, (iii) stock awards and (iv) stock units. Stock options and stock units may, as determined by the committee appointed by the Board to administer the Stock Plan (the "Committee") in its discretion, constitute awards that are granted or vest only upon the achievement of certain growth and/or hurdle rates in one or more business criteria applicable to the Participant ("Performance-Based Awards"). Sterling Chemicals may award up to 379,747 shares (subject to adjustment as set forth in the Stock Plan) of New Sterling Chemicals Common Stock under the Stock Plan, including stock options. A Participant may not be awarded more than 379,747 shares (subject to adjustment) of New Sterling Chemicals Common Stock under the Stock Plan. Stock options and stock appreciation rights granted under the Stock Plan shall be exercisable at such time or times as determined by the Committee, but in no event, later than ten years after the date they are granted except in the case of a Participant's death. Sterling Chemicals may not grant an award under the Stock Plan more than ten years after the effective date of the Stock Plan.

         The Committee may amend the Stock Plan from time to time or suspend or terminate the Stock Plan at any time. Approval of the stockholders of Sterling Chemicals is required for any amendment that will (i) disqualify any incentive stock options granted under the Stock Plan, (ii) increase the aggregate number of shares of New Sterling Chemicals Common Stock that may be delivered through stock options under the Stock Plan, (iii) increase the maximum amounts that can be paid to a Participant under the Stock Plan, (iv) change the types of business criteria on which Performance-Based Awards are to be based under the Stock Plan or (v) modify the requirements as to eligibility for participation in the Stock Plan.


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DESCRIPTION OF PROVISIONS OF OUR CHARTER AND BYLAWS

         The following description of provisions of our Charter is subject to the section "Convertible Preferred Stock" listed above and the terms of the Certificate of Designations, which is filed herewith as Exhibit 4.

         Written Consent of Stockholders. Subject to the Charter, the Bylaws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing or an electronic transmission authorized by the stockholder is signed and delivered to Sterling Chemicals by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present.

         Amendment of Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our stockholders may adopt, alter, amend or repeal the Bylaws but only by an affirmative vote of the holders of not less than a majority of the voting power of all outstanding voting stock, voting together as a single class. The Bylaws also grant the Board the power to alter, amend or repeal the Bylaws on the affirmative vote of a majority of the directors then in office. Accordingly, any provisions amended or repealed by the stockholders may be re-amended or re-adopted by the Board.

         Amendment of Charter. Pursuant to the Charter, Sterling Chemicals reserves the right to amend, alter, change or repeal any provision of the Charter, in the manner prescribed by statute, except in certain situations that require the approval of the holders of 95% of the outstanding New Sterling Chemicals Common Stock or the approval of the Note Holders. Accordingly, all rights conferred upon stockholders in the Charter are subject to change. Under the DGCL, unless a corporation's certificate of incorporation specifies otherwise, a corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

         Special Meetings of Stockholders. The Bylaws permit a special meeting of stockholders to be called at any time by the chairman of the Board, the chief executive officer or one or more stockholders holding in the aggregate not less than 10% of the voting power of Sterling Chemicals' then outstanding stock.

         Advance Notice. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition to other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide notice to the Secretary at the principal executive office of Sterling Chemicals not less than 90 days nor more than 150 days prior to the first anniversary of the previous year's annual meeting of stockholders. However, if no annual meeting was held in the previous year or the date of the annual meeting has changed by more than 30 calendar days from the first anniversary date, the notice must be delivered to the Secretary not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement of the date of such annual meeting is first made. Each notice given by a stockholder shall set forth, for each matter the stockholder proposes to bring before the annual meeting, (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, not to exceed 500 words, and his or her reasons for conducting such business at the annual meeting, (ii) any material interest of the stockholder in such business,
(iii) the name, principal occupation and record address of the stockholder, (iv) the class and number of shares of Sterling Chemicals which are held of record or beneficially owned by the Stockholder, (v) the dates upon which the stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership and (vi) such other matters as may be required by the Charter.

         Removal of Directors; Filling Vacancies on Board. Directors may be removed at any time for cause by the vote of a majority of the directors then in office (excluding the director so sought to be removed). Directors may be removed at any time, and from time to time, without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except for (i) any director designated by the Creditor's Committee who may be removed without cause only by the Creditor's Committee, and (ii) any director designated by the Note Holders who may be removed without cause only by a majority in aggregate principal amount of the then outstanding Senior Notes.

         The Charter provides that, unless otherwise provide by law, vacancies arising by death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, even though less than a quorum, or by the sole remaining directors, except (i) in the case of any vacancy arising from the death, resignation or removal of the director initially designated by the Creditor's Committee, such director shall be replaced by an alternate designee of the Creditor's Committee, but in the event of such alternate designee's death, resignation or removal, such vacancy shall not be filled or (ii) in the case of any vacancy arising from the death, resignation or removal of any director designated by the Note Holders, such vacancy may be filled only by the vote of the Note Holders. If there are no directors then in office, an election of directors shall be held in the manner provided by applicable law.

        Classified Board. Sterling Chemicals does not have a classified board of directors.

         Limitation of Liability of Directors. The Charter provides that no director shall be personally liable to Sterling Chemicals or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Sterling Chemicals or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         The effect of this provision is to limit the rights of Sterling Chemicals and the rights of our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director and to discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefited Sterling Chemicals and its stockholders.

         Indemnification. The Bylaws provide that, to the maximum extent permitted from time to time under the DGCL, the directors and officers of Sterling Chemicals shall be indemnified and shall be advanced expenses incurred in defending a civil or criminal action, suit or proceeding arising out of their status as such. However, to be entitled to indemnification, the director or officer must, among other things, (i) have served in such capacity on or at any time after October 7, 2002 and (ii) not have been finally determined by a court of competent jurisdiction that the director or officer (A) did not act in good faith and in a manner reasonably believed by such person at the time the certain action was taken to be in or not opposed to the best interests of Sterling Chemicals and (B) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Sterling Chemicals has entered into indemnification agreements with each of its directors and officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

         Business Combination Under Delaware Law. Pursuant to the Charter, Sterling Chemicals has elected to not be subject to Section 203 of the DGCL, which is Delaware's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation ("interested stockholder") may not engage in any business combination with the corporation for a period of three years after the date on which the person became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, and not by written consent, excluding shares owned by the interested stockholder. The term "business combination" is defined to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

         Sterling Chemicals could amend the Charter in the future to elect to be governed by the DGCL anti-takeover law. However, any amendment to the Charter will not apply to restrict a business combination between Sterling Chemicals and an interested stockholder of Sterling Chemicals if the interested stockholder became such prior to the effective date of the amendment.

EXEMPTION FROM REGISTRATION

         Section 1145 of the Bankruptcy Code provides generally that an offer or sale, (a) pursuant to a plan of reorganization, (b) of a security issued by a debtor, (c) in exchange for a claim against or an interest in the debtor, or principally in such exchange and partially for cash or property and (d) to an entity that is not an underwriter, is exempt from the registration requirements contained in Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). The offer or sale of securities in a transaction complying with these requirements is deemed to be a "public offering," so that such securities may be resold without registration under the Securities Act and without any restrictions on resale. Accordingly, the issuance of the shares of New Sterling Chemicals Common Stock to certain holders of allowed claims is exempt from the registration requirements of the Securities Act and such shares may be resold freely without restriction because such shares will have been issued in the manner provided for in Section 1145 of the Bankruptcy Code.

         Notwithstanding the foregoing, any individual or entity receiving New Sterling Chemicals Common Stock, including securities that are convertible into New Sterling Chemicals Common Stock, who may be deemed an "underwriter" or an "affiliate" under the federal securities laws will be restricted from reselling such securities until such securities have been registered under the Securities Act or unless an exemption from registration covering such resales is available therefore.

REGISTRATION RIGHTS

         On the Effective Date, Sterling Chemicals will enter into a Registration Rights Agreement (the "Registration Rights Agreement") with RAM. The following summary description of the registration rights granted by Sterling Chemicals is qualified in its entirety by reference to the Registration Rights Agreement, which is filed herewith as Exhibit 7.

         The Registration Rights Agreement grants RAM, on behalf of itself and/or one or more of its affiliates or any of its permitted transferees, and all other holders who hold an amount equal to 5% or more (on a fully diluted basis) of the number of equity securities outstanding as of the Effective Date (the "Holders") demand, shelf and piggyback registration rights, subject to certain limitations. Sterling Chemicals is obligated to pay all expenses incident to the exercise of such registration rights other than the agency fees and commissions, underwriting discounts and commissions and fees and expenses of separate counsel, if any, incurred by the Holders in connection with such registrations.

TAG ALONG AGREEMENT

         On the Effective Date, Sterling Chemicals will enter into a Tag Along Agreement (the "Tag Along Agreement") with RAM and the Creditor's Committee. The following summary description of the tag along rights granted by Sterling Chemicals is qualified in its entirety by reference to the Tag Along Agreement, the form of which is filed herewith as Exhibit 8.

         Pursuant to the Tag Along Agreement, RAM, any of its current or future RAM affiliates or any fund or account managed by RAM or any of its current or future affiliates (each, a "Restricted Holder") may not transfer any Qualifying Restricted Equity Securities (as defined below) in any transaction involving the transfer of 50% or more of all Qualifying Equity Securities (as defined below) unless:

         - such Restricted Holder enables certain other holders of New Sterling Chemicals Common Stock, Convertible Preferred Stock and warrants to purchase New Sterling Chemicals Common Stock (each, a "Qualifying Holder") to have the right to sell in the same transaction (a "Participation Offer") all, or at such Qualifying Holder's option, any portion of the Qualifying Eligible Equity Securities (as defined below) owned by such Qualifying Holder not to exceed the amount equal to the product obtained by multiplying (a) the aggregate securities owned by such Qualifying Holder as of the date of the related written notice of the transaction (the "Tag Along Notice") by (b) a fraction, the numerator of which is the aggregate Qualifying Restricted Equity Securities being transferred by all Restricted Holders in the transaction and the denominator of which is the total Qualifying Restricted Equity Securities owned by all such Restricted Holders as of the date of the Tag Along Notice;

         - such securities to be sold in accordance with the Participation Offer are purchased at the same aggregate per share consideration (including in such per share computation the consideration being paid for any shares of Convertible Preferred Stock to be sold on the basis of the number of shares of New Sterling Chemicals Common Stock into which such shares of Convertible Preferred Stock are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of Convertible Preferred Stock as determined by an independent financial expert) and otherwise on the same economic terms and conditions applicable to the transfers to be made by the Restricted Holder pursuant to the transaction; and

         - any Qualifying Eligible Equity Securities sought to be sold by the Qualifying Holders in accordance with the Participation Offer are purchased on the terms and conditions specified in the following paragraphs.

         Under the Tag Along Agreement, "Qualifying Restricted Equity Securities" means, with respect to any transaction, any shares of New Sterling Chemicals Common Stock, shares of Convertible Preferred Stock and any warrants to purchase New Sterling Chemicals Common Stock (including any securities issued or issuable with respect to such securities) (collectively, "Equity Securities") that are both shares of New Sterling Chemicals Common Stock, shares of Convertible Preferred Stock and any warrants to purchase New Sterling Chemicals Common Stock (if the aggregate per share consideration offered for the shares of New Sterling Chemicals Common Stock in such transaction (including in such per share computation the consideration being paid for any shares of Convertible Preferred Stock to be sold on the basis of the number of shares of New Sterling Chemicals Common Stock into which such shares of Convertible Preferred Stock are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of such New Sterling Chemicals Common Stock as determined by an independent financial expert) is equal or greater to the exercise price of the warrants) ("Qualifying Equity Securities") and Equity Securities originally issued to a Restricted Holder pursuant to the Plan of Reorganization or the Investment Agreement dated October 11, 2002 among Sterling Holdings, Sterling Chemicals and RAM and any securities issued or issuable with respect to such securities ("Restricted Equity Securities"). "Qualifying Eligible Equity Securities" is defined under the Tag Along Agreement as any Equity Securities that are both (i) Qualifying Equity Securities (other than the Convertible Preferred Stock) with respect to a transaction and (ii) Eligible Equity Securities (as defined in the Tag Along Agreement).

         A Tag Along Notice must be given no later than 30 days (or a greater period as required by law) prior to the date of closing of a qualifying transaction. Any Participation Offer will be conditioned upon (i) the consummation of the transaction with the proposed transferee named in the Tag Along Notice and (ii) each Qualifying Holder's execution and delivery of all agreements and other documents as each Restricted Holder is required to execute and deliver in connection with the transaction or as otherwise may be reasonably requested by RAM or the transferee (provided that the Qualifying Holder will be required to make only certain representations and warranties set forth in the Tag Along Agreement). If any Qualifying Holder shall accept the Participation Offer, each Restricted Holder shall reduce, to the extent necessary, the number of Qualifying Restricted Equity Securities the Restricted Holder otherwise would have transferred in the transaction to permit the Qualifying Holders who have accepted the Participation Offer to sell the number of securities listed in their written notice to RAM (or such other designee of the Restricted Holders specified in the Tag Along Notice) (the "Exercise Notice"). RAM may, in its sole discretion, and at any time without prior notice, abandon or discontinue any proposed transaction.

         In order to exercise their tag along right, a Qualifying Holder must deliver an Exercise Notice within 20 days following the receipt of the Tag Along Notice that contains certain information set forth in the Tag Along Agreement. Upon timely delivery of an Exercise Notice by any Qualifying Holder, such Qualifying Holder will be entitled to sell in the transaction on the terms and conditions of payment offered by the transferee (the "Tag Along Terms") and the Restricted Holders may not consummate the transaction unless all of the securities of Qualifying Holders set forth in the Exercise Notices are not purchased on the Tag Along Terms. If within 20 days after the receipt of a Tag Along Notice, any Qualifying Holder has not accepted the offer contained therein, the Restricted Holders will have until 60 days after the date on which the transaction is proposed to be effected in which to transfer the Qualifying Restricted Equity Securities described in the Tag Along Notice on the terms and conditions set forth therein. If, at the end of such 60-day period, the Restricted Holders have not completed the transfer of any Qualifying Restricted Equity Securities or any securities held by the Qualifying Holders in accordance with the terms and conditions of the Tag Along Notice, RAM or the designee shall return to the Qualified Holders all certificates representing their securities.

         In addition, any Restricted Equity Securities owned by any Restricted Holder may not be transferred, subject to certain exceptions, without the satisfaction of certain conditions set forth in the Tag Along Agreement. Any transfer in violation of this restriction on transfer will be void and of no force and effect. Any certificate representing a Restricted Equity Security owned by any Restricted Holder shall bear the legend set forth in the Tag Along Agreement.

         Commencing on the Effective Date and at all times during the period ending eighteen months after the Effective Date, Sterling Chemicals will cause the New Sterling Chemicals Common Stock to be registered under Section 12(g) of, and will timely file with the Securities and Exchange Commission all reports required to be filed pursuant to Section 13 of, the Securities Exchange Act of 1934, as amended. The terms of the Tag Along Agreement will automatically terminate at the time when the remaining Restricted Equity Securities represent in the aggregate less than 50% of all Equity Securities on a fully-diluted basis.

REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent for the New Sterling Chemicals Common Stock is Wells Fargo Bank Minnesota, N.A., 181 N. Concord Exchange, South St. Paul, Minnesota 55075, and its telephone number is 1-800-468-9716.

ITEM 2. EXHIBITS.

      EXHIBIT
      NUMBER                                       DESCRIPTION OF EXHIBIT
      ------                                       ----------------------
        1          Amended and Restated Certificate of Incorporation of Sterling Chemicals, Inc., incorporated herein by reference to Exhibit 3.1 of our annual report on Form 10-K filed with the SEC on
                   December 16, 2002.

        2          Restated Bylaws of Sterling Chemicals, Inc., incorporated herein by reference to Exhibit 3.3 of our annual report on Form 10-K filed with the SEC on December 16, 2002.

        3          Specimen of Common Stock Certificate of Sterling Chemicals, Inc., incorporated herein by reference to Exhibit 4.3 of our current report on Form 8-K filed with the SEC on December 18, 2002.

       *4          Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible
                   Preferred Stock of Sterling Chemicals, Inc.

       *5          Warrant Agreement dated as of December 19, 2002 by and between Sterling Chemicals, Inc.
                   and Wells Fargo Bank Minnesota, N.A., as warrant agent.

       *6          Sterling Chemicals, Inc. 2002 Stock Plan.

       *7          Registration Rights Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc.
                   and Resurgence Asset Management, L.L.C.

       *8          Tag Along Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc.,
                   Resurgence Asset Management L.L.C. and the Creditor's Committee.

---------
* Filed herewith.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          STERLING CHEMICALS, INC.

                                          By:   /s/ DAVID G. ELKINS
                                              ----------------------------------
                                              Name:  David G. Elkins
                                              Title: President and Co-CEO

Date: December 19, 2002

                                INDEX TO EXHIBITS

     EXHIBIT
      NUMBER                                          DESCRIPTION OF EXHIBIT
      ------                                          ----------------------
        1          Amended and Restated Certificate of Incorporation of Sterling Chemicals, Inc., incorporated herein by reference to Exhibit 3.1 of our annual report on Form 10-K filed with the SEC on
                   December 16, 2002.

        2          Restated Bylaws of Sterling Chemicals, Inc., incorporated herein by reference to Exhibit 3.3 of our annual report on Form 10-K filed with the SEC on December 16, 2002.

        3          Specimen of Common Stock Certificate of Sterling Chemicals, Inc., incorporated herein by reference to Exhibit 4.3 of our current report on Form 8-K filed with the SEC on December
                   18, 2002.

       *4          Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible
                   Preferred Stock of Sterling Chemicals, Inc.

       *5          Warrant Agreement dated as of December 19, 2002 by and between Sterling Chemicals, Inc. and
                   Wells Fargo Bank Minnesota, N.A., as warrant agent.

       *6          Sterling Chemicals, Inc. 2002 Stock Plan.

       *7          Registration Rights Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc.
                   and Resurgence Asset Management, L.L.C.

       *8          Tag Along Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc.,
                   Resurgence Asset Management L.L.C. and the Creditor's Committee.

----------
* Filed herewith.